EXHIBIT 4.9
English Translation for Reference
4th Supplementary Agreement to Multi-Crystalline Solar Wafer Supply Contract

Agreement No.: CSI-ZN101231 Signing Place: Suzhou Signing Date: December 31, 2010
Buyer: CSI Cells Co., Ltd.
Address: No. 199 Lushan Road, Suzhou High New District, Jiangsu
Seller: Suzhou GCL Photovoltaic Technology Co., Ltd.
Address: No. 68 Kunlunshan Road, Suzhou High New District, Suzhou
Both parties executed the solar wafer supply agreement (buyer’s contract no.: CSI-ZN80818-B) and its supplementary agreement (buyer’s contract no.: CSI07-09-P0066), supplementary agreement to solar wafer supply contract (contract no.: CSI-ZN100323), 2nd supplementary agreement to solar wafer supply contract (buyer’s contract no.: CSI-ZNI100810) and 3rd supplementary agreement to solar wafer supply contract (contract no.: CSI-ZN101015.) (all the above contracts and supplementary agreements are collectively known as “Original Contracts.”)
Therefore, upon the reiteration that the Original Contracts are still effective, both parties have agreed, voluntarily and on the basis of equality, on amending the Original Contracts, including but not limited to the performing prices, delivery plan, terms about prepayment, etc., as follows for each party to comply with:
1.	Product Details and Settlement of Purchase Prices:

1.1	Products and Purchase Prices
The Buyer agrees to purchase solar multi-crystalline wafers (hereafter “wafers”) from the Seller from 2011 to 2015. The power shall be calculated based on 4 watt per piece as the output power of each piece of multi-crystalline 156 wafer (the power in this clause is for calculation purpose only and shall not represent the Seller’s undertaking of output power). Both parties agree to amend the wafer supply plan for 2011, including the quantities and the prices, as stated in the Original Contracts, according to the details set forth in Schedule 1 below; amend the wafer supply plan for years from 2012 to 2015, including the quantities and the prices, according to the details set forth in Schedule 2 below. Both parties agree to have further friendly consultation about the wafer supply plan for years from 2016 to 2020.

Schedule 1 “2011 Supply Plan”

	January	February	March	April	May	June	July	August	September	October	November	December	Total
Multi-crystalline wafers (in 10,000 pieces)	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*
Tax-included unit price (RMB/piece)							[****]*
Equivalent to (megawatt)	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*
Amount (in RMB10,000)	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*	[****]*
Remarks:	The above tax-included unit price is based on the value-added tax rate of 17%. If the value-added tax rate is adjusted, the tax-included unit price shall be adjusted accordingly.
Schedule 2 “2012-2015 Supply Plan”

	2012	2013	2014	2015	Total
Multi-crystalline wafers (in 10,000 pieces)	[****]*	[****]*	[****]*	[****]*	[****]*
Equivalent to (megawatt)	[****]*	[****]*	[****]*	[****]*	[****]*
Remarks:

(1)	The above tax-included unit price is based on the value-added tax rate of 17%. If the value-added tax rate is adjusted, the tax-included unit price shall be adjusted accordingly.

(2)	In December of each year, both parties shall determine the monthly supply quantity for the next year according to the market situation. If agreement cannot be reach by December 31 of the current year, the monthly supply quantity of the next year shall be the quantity not less than the originally determined quantity.
Both parties agree, if the market price of polysilicon, the raw material of the wafer production, increases, the Seller shall have the right to adjust the wafer price of [****]*% of the supply quantity of the current month/year as set forth in the Schedules 1 and 2 accordingly. Both parties agree on confirming the prices by the 20th of the prior month, with the principle that the price after consultation shall not be higher than RMB[****]* per piece. If the agreement cannot be reached, the wafer price of [****]*% of the current month supply quantity set forth in the Schedules 1 and 2 shall be RMB[****]* per piece. If the market prices of polysilicon, the raw material of the wafer production, or the wafer itself drop, both Buyer and Seller may adjust the wafer prices as set forth in the Schedules 1 and 2 accordingly, with the principle that the price after consultation shall be lower than RMB[****]* per piece. In addition, the wafer prices shall be confirmed according to the Original Contracts.

*	This portion of the 4th Supplementary Agreement to Multi-Crystalline Solar Wafer Supply Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

1.2	The Seller agrees, starting from April 2011, if the Seller starts to produce 156 mono-crystalline wafers, the Seller undertakes to supply the wafers to the Buyer as the prime customer at preferential prices with priority.

1.3	Payment of Purchase Price:
Three business days prior to the collection of the products every month, the Buyer shall pay the current month purchase amount in full to the Seller through telegraphic transfer. This clause is the obligation confirmed by the Buyer independently without any conditions attached thereto. If there is no agreed changeable situations or if there is changeable situations but both parties have not agreed unanimously on the new prices, the Buyer shall not refuse to perform this payment obligation.
2.	Offset of Prepayment:

2.1	The prepayment stated in the Original Contracts and this supplementary agreement has the meaning of prepayment under the “Contract Law of People’s Republic of China.”

2.2	Both Buyer and Seller agree that in consideration that the Buyer paid the prepayment pursuant to Original Contracts, the prepayment to be further paid by the Buyer for 2011 shall be RMB[****]* (RMB[****]*), which shall be paid to the Seller in full through telegraphic transfer before January 15, 2011.

2.3	Pursuant to the Original Contracts, the Buyer paid RMB[****]* to the Seller as prepayment. Both parties unanimously agree that such prepayment will be transferred to be the prepayment for 2012 by the end of 2011.

2.4	The time to offset the prepayments paid by the Buyer pursuant to the Original Contracts and this supplementary agreement shall be as follows: in 2011, the offset shall be based on RMB[****]* per piece, the total offset amount shall be RMB[****]*. The prepayments for years from 2012 to 2015 shall be with referenced to the format in 2011, which is: prepay at the end of the prior year the amount of current year purchase quantity at RMB[****]* per piece and offset the same amount in the current year. That is, the prepayments of RMB[****]* shall be made at the end of 2011, RMB[****]* at the end of 2012, RMB[****]* at the end of 2013 and RMB[****]* at the end of 2014.

3.	Both Buyer and Seller undertake that this supplementary agreement consists of the amendments to agreed contents of the Original Contracts. Where this supplementary agreement is not consistent with the Original Contracts, this supplementary agreement shall prevail. Both Buyer and Seller shall perform the portions not mended in this supplemental agreement pursuant to the Original Contracts. Each party shall strictly perform the obligations and bear the liabilities pursuant to the Original Contracts and this supplementary agreement.

*	This portion of the 4th Supplementary Agreement to Multi-Crystalline Solar Wafer Supply Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

4.	The Buyer undertakes that since and including 2012, the quantity that the Buyer purchases from the Seller as set forth in Schedule 2 shall not be lower than 50% of the wafer production (in megawatt) publicly announced by its listed company (CSIQ) in the current year. Otherwise, the Seller has the right to request the Buyer to adjust the Schedule 2 being the wafer quantity to be purchased by the Buyer in the current year.

5.	The Buyer undertakes that within three years from the date of executing this agreement, the total capacity (in megawatt) of the wafer projects already put into operation or already commenced operation by the Buyer and its affiliated companies (meaning the onshore wholly-owned subsidiaries held by Canadian Solar Inc.) shall not exceed 1GW. Otherwise, the Seller has the right to request the Buyer to stop investing into the new wafer projects and its construction. If the Buyer does not stop such actions, the Seller has the right to: (1) upon formal notification and after six month of grace period, temporarily not to supply wafers to the Buyer pursuant to the Original Contracts and this supplementary agreement until the Buyer stops the above actions; the prepayments paid by the Buyer shall become the liquidated damages which shall be paid by the Buyer to the Seller and shall not be returned, or (2) terminate the Original Contracts and this agreement; upon termination, the prepayments paid by the Buyer pursuant to the Original Contracts and this supplementary agreement shall become the liquidated damages which shall be paid by the Buyer to the Seller and shall not be returned.

6.	If the Seller cannot perform the delivery obligations in the current year pursuant to clause 1 of the contact within the term of the contract, the Buyer has the right to request the Seller to compensate the Buyer’s damages at the rate of RMB[****]* per piece. If the Buyer cannot perform the purchase obligations in the current year pursuant to clause 1 of the contact within the term of the contract, the Seller has the right to request the Buyer to compensate the Seller’s damages at the rate of RMB[****]* per piece. The maximum compensation claimed shall be RMB[****]*.

7.	Both parties unanimously agree that in events of any non-performance of the Original Contracts and this agreement caused by the natural disasters, wars or financial crisis, both parties shall have the right to request for consultations on the Original Contracts and this agreement.

8.	Both Buyer and Seller unanimously confirm that the representatives signing this supplementary agreement has obtained a sufficient authorization. This contract shall become effective when both parties affix of the chops and sign this contract by the authorized signatories. Where this supplementary agreement is not consistent with the Original Contracts, this supplementary agreement shall prevail. Other contents [not mentioned herein] shall be performed pursuant to the Original Contracts.

9.	Every page of this supplementary agreement shall be initialed by the authorized signatures or affixed with the chops partially.

10.	Without both parties’ unanimous agreement, no party can unilaterally terminate or amend this agreement.

11.	This contract is signed in four copies. Each of the Buyer and the Seller shall keep two copies. Each copy shall have the same legal effect.

*	This portion of the 4th Supplementary Agreement to Multi-Crystalline Solar Wafer Supply Contract has been omitted and filed separately with the Securities and Exchange Commission, pursuant to Rule 24b-2 under the Securities Exchange Act of 1934.

[This page is the signature page]

Seller: Suzhou GCL Photovoltaic Technology Co., Ltd. (Chop) [Chop is affixed] Signature of legal representatives or authorized representative:
/s/

Buyer: CSI Cells Co., Ltd. (Chop) [Chop is affixed] Signature of legal representatives or authorized representative:
/s/